EXHIBIT 99.1

Innovation Drives Record Growth at Johnson Outdoors  for Fiscal 2017

RACINE, Wis., Dec. 08, 2017 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading innovator of outdoor recreation equipment and technology, today announced all-time high revenue and earnings for fiscal 2017.  Strong on-going marketplace momentum of new products in the Company’s core fishing, diving and camp cook brands drove a 13 percent increase in sales as operating profit grew 99% and net income rose 160 percent year-over-year.  Significantly higher sales in Fishing and profitable growth in Diving led to improved fourth quarter performance.

FISCAL 2017 HIGHLIGHTS

  New products success
  Diving rebounds to profitable growth
  Digital strategy implementation on-track
  Strong, debt-free balance sheet
  Increased quarterly dividend to shareholders 11.1 percent

“Johnson Outdoors had an exceptional year, driven by unprecedented growth across our flagship Minn Kota® and Humminbird® fishing brands as demand for the new Ultrex® electric cable steer trolling motor, Helix® Series fishfinders and new-to-world MEGA™ Imaging sonar technology remained very strong throughout the year.  We also benefitted from our work to revitalize innovation in SCUBAPRO with successful introductions of the new Hydros™ buoyancy compensator and G2™ dive computer.  Conversely, challenging market conditions constrained growth in Watercraft Recreation and Camping brands this year. Looking ahead to next year, we expect a slower pace of growth in our fishing business and topline growth overall,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

“Outstanding new product successes this year underscore the critical importance of our consumer-centric transformation to long-term growth.  Richer consumer insights are the catalysts behind our winning innovation, and going forward will be the genesis of targeted, cutting-edge marketing. These insights also play a pivotal role in the transformation of our overall digital landscape which is now underway.  With more and more consumers beginning their outdoor experience online, it is imperative we make their shopping and purchasing experience the best it can be.”

“Ultimately, we view success as the evolution of our company into four thriving businesses with a portfolio of market-winning brands delivering consistent, sustained growth and profitability. To that end, continued advances against our strategic priorities are necessary. Progress will require more work, more time and increased investment, particularly in digital transformation and global systems infrastructure, to take us to that next, higher level of success,” concluded Ms. Johnson-Leipold.

FISCAL YEAR RESULTS

Total Company net sales surged 13 percent to $490.6 million versus $433.7 million in the previous fiscal year.  New products across the Company’s Minn Kota®, Humminbird®, SCUBAPRO® and Jetboil® brands more than offset lower revenue in Watercraft Recreation and Camping.   Key factors in year-over-year comparisons were:

  Outstanding new products powered double-digit sales growth in Minn Kota® and Humminbird® brands in all key categories, channels and markets.
  Award-winning innovation in core life-support categories spurred an 11 percent increase in SCUBAPRO® brand revenue.
  Increased sales in Jetboil® were masked by the impact of retailer restructurings on camping tents during the year.
  Continued growth in the innovative Old Town® Predator™ series of fishing boats was tempered by an overall sluggish kayak market.

Operating profit climbed 99 percent to $45.6 million versus $22.9 million in the prior fiscal year due to significantly higher sales volume and gross margin percentage improvement in every business unit.  Higher volume-related expenses, marketing expenditures, warranty reserves and incentive compensation largely accounted for the year-over-year increase in operating expenses.

Net income for the fiscal year expanded to $35.2 million, or $3.51 per diluted share, a 160 percent improvement compared to net income of $13.5 million, or $1.34 per diluted share, last fiscal year. The Company’s effective tax rate was 27 percent, versus 43 percent in the prior year, reflecting utilization of tax credits created by the repatriation of approximately $21.9 million cash from overseas during the Company’s 2017 first fiscal quarter.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational equipment industry, the Company’s fourth quarter results reflect the industry-wide slowing of sales and production.  Total Company sales in the quarter were $91.8 million, a 22 percent increase over the prior year quarter, due to continued strong new product demand in Fishing and Diving which more than offset lower sales in other units.  Operating expenses are higher than last year’s quarter due to higher revenue and increases in: restructuring costs in Diving; compensation expenses; health-care costs; and, warranty expense.  Year-over-year operating loss narrowed to ($0.1 million) versus an operating loss of ($4.9 million) in the prior year quarter due to higher sales volume and strong margins.  Net income of $0.6 million, or $0.06 per diluted share, compared favorably to a net loss of ($2.1 million), or ($0.21) in last year’s fourth quarter.

OTHER FINANCIAL INFORMATION

The Company reported cash and short-term investments of $110.4 million as of September 29, 2017, a $23.1 million increase above the prior year, with no debt on its balance sheet.  Depreciation and amortization was $13.1 million year-to-date, compared to $11.8 million in the prior year. Capital spending totaled $11.6 million in fiscal 2017 compared with last year’s $11.7 million.

“Across the board, price-to-value innovation and increased efficiencies have expanded gross margins and driven enhanced bottom-line performance with all businesses generating cash this year. Next year in addition to anticipated slower revenue growth, we expect operating profit margin to decrease slightly due to increased digital spending and the effective tax rate to return to a more normal level.  Additionally, we expect meaningful increases in capital spending driven by our strategic initiatives,” said David W. Johnson, Vice President and Chief Financial Officer.  “Importantly, the balance sheet is strong and our healthy cash position enables us to continue to invest in future growth strategies and strategic plan priorities while continuing to pay cash dividends to our investors.  The terms of our new five-year Revolving Credit Agreement give us further flexibility to invest in growth while supporting the ongoing needs of our business.”

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 8, 2017.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available on the website for the subsequent 30 days.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that inspires more people to experience the awe of the great outdoors with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which will be filed with the Securities and Exchange Commission on December 8, 2017 and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; any disruptions in the Company's supply chain as a result of material fluctuations in the Company's order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company's products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	September 29 2017	September 30 2016	September 29 2017	September 30 2016
Net sales	$91,755	$74,937	$490,565	$433,727
Cost of sales	52,923	46,052	279,625	257,265
Gross profit	38,832	28,885	210,940	176,462
Goodwill and other intangible assets impairment	-	-	-	6,197
Operating expenses	38,908	33,812	165,349	147,371
Operating (loss) profit	(76)	(4,927)	45,591	22,894
Interest (income) expense, net	(162)	88	441	646
Other income, net	(772)	(655)	(3,060)	(1,407)
Income (loss) before income taxes	858	(4,360)	48,210	23,655
Income tax expense (benefit)	269	(2,233)	13,053	10,154
Net income (loss)	$589	$(2,127)	$35,157	$13,501
Diluted average common shares outstanding	9,943	9,876	9,920	9,855
Diluted net (loss) income per common share	$0.06	$(0.21)	$3.51	$1.34
Segment Results
Net sales:
Fishing	$51,669	$37,216	$328,138	$274,872
Camping	8,681	8,871	37,920	40,018
Watercraft Recreation	9,678	9,995	48,272	50,388
Diving	21,829	18,940	76,732	69,137
Other/eliminations	(102)	(85)	(497)	(688)
Total	$91,755	$74,937	$490,565	$433,727
Operating profit (loss):
Fishing	$4,373	$144	$58,697	$43,092
Camping	255	112	1,946	2,077
Watercraft Recreation	394	159	2,860	3,349
Diving	1,379	(602)	1,847	(9,384)
Other	(6,477)	(4,740)	(19,759)	(16,240)
Total	$(76)	$(4,927)	$45,591	$22,894
Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments			$110,417	$87,294
Accounts receivable, net			46,814	41,522
Inventories, net			79,148	68,397
Total current assets			240,849	201,968
Total assets			353,659	310,279
Short-term debt			-	381
Total current liabilities			84,077	67,654
Long-term debt			-	7,008
Shareholders’ equity			243,004	207,496

AT JOHNSON OUTDOORS INC.
DAVID JOHNSON	PATRICIA PENMAN
VP & CHIEF FINANCIAL OFFICER	VP – MARKETING SERVICES & COMMUNICATION
262-631-6600	262-631-6600